                          United States
                Securities and Exchange Commission
                      Washington, D.C. 20549



                            FORM 8-A/A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                         Uni-Marts, Inc.
----------------------------------------------------------------------
      (Exact name of registrant as specified in its charter)

     Delaware                                     25-1311379
----------------------------------------------------------------------
(State of incorporation or organization)          (I.R.S. Employer
                                                  Identification No.

477 East Beaver Avenue, State College, PA              16801-5690
----------------------------------------------------------------------
(Address of principal executive offices)               (Zip Code)


This form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective
pursuant to General Instruction A.(c).   / X /

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class           Name of each exchange on which
     to be so registered           each class is to be registered

Common Stock, par value $.10       American Stock Exchange, Inc.
-------------------------------    --------------------------------

-------------------------------    --------------------------------

-------------------------------    --------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

None
----------------------------------------------------------------------
                         (Title of class)

----------------------------------------------------------------------
                         (Title of class)

Item 1.  Description of Registrant's Securities to be Registered.

The following description amends and restates in its entirety the "Description of Registrant's Securities to be Registered" contained in the Company's Registration Statement on Form 8-A (File No. 1-11556) filed on November 20, 1992 pertaining to the Company's Class A Common Stock which was renamed "Common Stock".

General

The Company's authorized capital stock consists of 15,000,000 shares of Common Stock, $.10 par value per share. As of March 1, 1999, there were 7,325,492 shares of Common Stock outstanding, including 444,518 shares held in the treasury.

The following summary description of the Common Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), the Company's Amended and Restated By-laws (the "By-laws") and by the provisions of applicable law. The Certificate and By-laws are filed as exhibits to this Registration Statement.

Holders of Common Stock are entitled to one vote per share, to receive dividends when and if declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of liquidation. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are duly authorized, fully paid and nonassessable. Holders of Common Stock do not have cumulative voting rights. The holders of a majority of the shares of Common Stock can elect all the directors and may decide any question brought before a duly convened meeting of stockholders of the Company, or may consent in writing to any action required to be taken at any such meeting of stockholders or any action which may be taken without a meeting, unless the question is one upon which applicable law requires a different vote.

Possible Anti-takeover Provisions

The By-laws of the Company provide for a classified Board of Directors, with one-third of the entire Board being elected each year and Directors servicing terms of three years. In addition, the Certificate of Incorporation permits the Board of Directors to oppose a tender offer or other offer for the Company's securities and allows the Board to consider any pertinent issue in determining whether to oppose any such offer. The effect of the foregoing provisions may be to deter hostile takeovers, and to permit current management to remain in control of the Company. Tender offers and other non-open market acquisitions of stock are frequently made at prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise prevail. These provisions may discourage any or all of such acquisitions, particularly those of less than all of the Company's outstanding shares, and may thereby deprive holders of the Company's Common Stock of any opportunity to sell their stock at a higher market price.



Item 2.   Exhibits

Exhibit 3(i)  -- Amended and Restated Certificate of Incorporation.

Exhibit 3(ii) -- Amended and Restated By-laws.

Exhibit 4     -- Specimen Certificate of Uni-Marts, Inc. Common Stock



Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

UNI-MARTS, INC.
(Registrant)


     /S/ HENRY D. SAHAKIAN
By: _______________________________
    Name: Henry D. Sahakian
    Title: Chairman of the Board
    Date: March 25, 1999

                          EXHIBIT INDEX

Exhibit 3(i)  --    Amended and Restated Certificate of Incorporation
                    (filed as Exhibit 3.1 to the Company's Quarterly
                    Report on Form 10-Q for the period ended March
                    30, 1995 and incorporated herein by reference thereto).

Exhibit 3(ii) --    Amended and Restated By-laws (filed as Exhibit
                    3.2 to the Company's Quarterly Report on Form
                    10-Q for the period ended March 30, 1995 and incorporated herein by reference thereto).

Exhibit 4     --    Specimen Certificate of Uni-Marts, Inc. Common
                    Stock (filed as Exhibit 4.3 to the Company's
                    Quarterly Report on Form 10-Q for the period ended April 1, 1993, File No. 1-11556, and incorporated herein by reference thereto).